WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

FOR IMMEDIATE RELEASE	Contact: Stephanie A. Heist
November 9, 2009	(302) 571-5259 sheist@wsfsbank.com

WSFS TO PRESENT AT SANDLER O’NEILL’S FINANCIAL SERVICES CONFERENCE ON NOVEMBER 12, 2009

WILMINGTON, Del. – WSFS Financial Corporation (NASDAQ/GS: WSFS), the parent company of WSFS Bank, today announced that Mark A. Turner, President and Chief Executive Officer, Stephen A. Fowle, Executive Vice President and Chief Financial Officer and Rodger Levenson, Executive Vice President and Director of Commercial Banking will be presenting at Sandler O’Neill’s East Coast Financial Services Conference on Thursday, November 12, 2009.

WSFS’ presentation can be accessed via live webcast or audiocast at www.sandleroneill.com or audio conference at 617-614-2710 (Passcode: “Session Three”) on Thursday, November 12, 2009 at 9:45 A.M. EST. For those unable to attend, the live webcast and audiocast will be archived for 30 days after the event beginning Friday, November 13, 2009. The presentation materials will also be available on the Bank’s website at www.wsfsbank.com.

About WSFS Financial Corporation

WSFS Financial Corporation is a $3.6 billion financial services company. Its primary subsidiary, Wilmington Savings Fund Society, FSB (WSFS Bank), operates 37 retail banking offices located in Delaware and Pennsylvania, as well as four loan production offices in Dover and Lewes, Delaware; Blue Bell, Pennsylvania and Annandale, Virginia. WSFS Bank provides comprehensive financial services including personal trust and wealth management. Other subsidiaries include WSFS Investment Group, Inc. and Montchanin Capital Management, Inc. Founded in 1832, WSFS is one of the ten oldest banks in the United States continuously operating under the same name. For more information, please visit the Bank’s website at www.wsfsbank.com.

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